Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-43398 and 333-100778) of SpeechWorks International, Inc. of our report dated January 28, 2003 relating to the financial statements and financial statement schedule of SpeechWorks International, Inc., which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

March 26, 2003